Exhibit 99.1

June 21, 2022

Jupiter Wellness Acquires the Assets of Applied Biology Inc., a Leading

Biotechnology Company Specializing in Hair and Skin Science

●	Assets include issued patents, patent applications, products, clinical trial results, licensing agreements
●	Applied Biology generated approximately $8 million in revenues and $3 million in EBITDA in 2021 (unaudited)
●	Regulatory expertise with US FDA, EMA, KFDA (Korea), PMDA (Japan), ANVISA (Brazil), CFDA (China)

JUPITER, FL — Jupiter Wellness, Inc. (Nasdaq: JUPW) today announced the acquisition of 100% of the assets of Applied Biology, Inc. a leading biotechnology company specializing in hair and skin science, for up to 4 million shares of Jupiter Wellness stock deliverable upon completion of certain milestones.

Applied Biology is a developer of breakthrough drugs and medical devices for the treatment of skin and hair disorders. Led by the foremost thought leaders in their fields, the company’s R&D pipeline of novel pharmaceuticals is focused on hair and skin conditions as well as women’s health and COVID-19. They have several products in development from pre-clinical to advanced stages. Applied Biology has provided clinical research, IP development, and regulatory services to healthcare companies worldwide through a global network of clinical sites to advance its proprietary therapies and products.

Before the acquisition, Jupiter Wellness and Applied Biology had well-established and ongoing collaborations including Jupiter Wellness’s exclusive license for Applied Biology’s Photocil™ psoriasis treatment in the United States, as well as Applied Biology serving as the clinical research organization for several of Jupiter Wellness’s proprietary cannabidiol dermatological treatment candidates.

Acquisition Highlights

●	Expected to Accelerate Top and Bottom-line Growth: Jupiter Wellness expects Applied Biology’s financial performance to at once contribute to Jupiter Wellness’s financial results. With the potential of adding up to $8 million in revenues and $3 million in EBITDA on an annualized basis (based on 2021 unaudited financials)

●	Acceleration and Expansion of Development Pipeline: The acquisition expands Jupiter Wellness’s pipeline to additional dermatology drugs in various stages of clinical and preclinical development. Applied Biology brings the following portfolio:

●	Alopecia – pipeline for the treatment of traction alopecia, androgenetic alopecia, and chemotherapy-induced alopecia.

●	Psoriasis – A topical treatment for psoriasis to be launched in late 2022.

●	Women’s Health – A novel treatment for female sexual dysfunction in the clinical stage was recently granted 2 patents

●	Adds Exceptional Clinical, Regulatory Expertise, and Human Capital: Led by Prof. Andy Goren, Applied Biology’s management team and medical board bring a deep expertise from concept through clinical development to commercialization, a key strategic asset for Jupiter with access to eight major dermatological hospitals around the world. Prof. Andy Goren will become Chief Medical Officer of Jupiter Wellness, and John McCoy PhD will become Vice-President of R&D.

●	Commercialized Products:

●	Photocil - Jupiter Wellness gains worldwide rights to patented Photocil, a novel topical treatment for psoriasis, vitiligo, pruritis, and atopic dermatitis. Jupiter Wellness had previously licensed the exclusive rights to market Photocil in the U.S. where it plans to launch the product in Q4 2022. With the acquisition, Jupiter Wellness now owns all rights to Photocil which is approved and commercialized in Europe, Asia, and the Middle East.

●	Minoxidil Booster – Minoxidil Booster greatly improves the efficacy of minoxidil (from 30% to 60%+) by enhancing the generation of minoxidil sulfate, the active drug. Several licensing and distribution agreements for this product have been signed.

●	Adds Robust IP Estate: Applied Biology’s IP portfolio includes 35 patent applications and three issued U.S. patents for:

●	Photocil: Methods and Compositions for Administering a Specific Wavelength Phototherapy

●	COVID-19 and Respiratory Infection Treatment: Systems, Methods, and Kits for Diagnostics and Treatment of Viral Respiratory Infection

●	Women’s Health: Treatment of Sexual Dysfunction

“Jupiter Wellness has enjoyed a highly productive and long-term business relationship with Applied Biology and we are excited to welcome Prof. Andy Goren and his talented team to Jupiter. This highly synergistic asset purchase leverages Jupiter Wellness’s current clinical development pipeline and adds tremendous clinical, IP, and regulatory expertise, access to patients and clinical sites worldwide, and positions us with meaningful growing revenues and EBITDA,” said Jupiter Wellness CEO Brian John.

About Jupiter Wellness

Jupiter Wellness translates innovative health science into revolutionary products aimed at skin, hair, sexual wellness, and general health. Our approach is defined by proven mechanisms of action, validated manufacturing processes, and controlled clinical trials. Our development pipeline includes products to address psoriasis, eczema, burns, herpes, cold sores, and skin cancer. Jupiter Wellness generates revenue from a growing line of over-the-counter skin care products, wellness brands sold through retail channels, and the licensing of our intellectual property and proprietary formulations. For more information, please visit www.JupiterWellness.com.

Investor Contact

Phone: 561-462-2626

Email: investors@jupiterwellness.com

Forward-Looking Statements

This communication contains forward-looking statements regarding Jupiter Wellness, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Jupiter Wellness’ control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Jupiter Wellness, including those described from time to time under the caption “Risk Factors” and elsewhere in Jupiter Wellness’ Securities and Exchange Commission (SEC) filings and reports, including Jupiter Wellness’ Annual Report on Form 10-K for the year ended December 31, 2021, and future filings and reports by Jupiter Wellness. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Jupiter Wellness on its website or otherwise. Jupiter Wellness undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date on which the forward-looking statements were made.

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